                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------

                                   FORM 10-K

        ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

For the fiscal year ended: OCTOBER 1, 1994       Commission File Number: 0-18671

                            NUTRAMAX PRODUCTS, INC.
             (Exact name of registrant as specified in its charter)

                        DELAWARE                                                 061200464
            (State or other jurisdiction of                                   (I.R.S. Employer
             incorporation or organization)                                 Identification No.)

      9 BLACKBURN DRIVE, GLOUCESTER, MASSACHUSETTS                                 01930
        (Address of principal executive offices)                                 (Zip Code)

Registrant's telephone number, including area code:  (508) 283-1800

Securities registered pursuant to Section 12(b) of the Act: NONE

Securities registered pursuant to Section 12(g) of the Act: COMMON STOCK,
                                                            PAR VALUE
                                                            $.001 PER SHARE

Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes __X__ No _____

The aggregate market value of the registrant's voting stock held by nonaffiliates (based upon the closing price of $9.00) on December 6, 1994 was approximately $34,700,000. As of December 6, 1994, there were 8,519,832 shares of Common Stock, par value $.001 per share, outstanding.

Indicate by check mark if disclosure of delinquent filer pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.

                      DOCUMENTS INCORPORATED BY REFERENCE

Portions of the Proxy Statement for the 1994 Annual Meeting of Stockholders are incorporated by reference into Part III. The Index to Exhibits begins on page 25.

                                     PART I

ITEM 1. BUSINESS

GENERAL

     NutraMax Products, Inc. (the 'Company') was incorporated on April 20, 1987 under the laws of the State of Delaware and is the successor by merger in July 1990 to Aid-Pack, Inc. ('Aid-Pack'), formerly a wholly-owned subsidiary of MEDIQ Incorporated ('MEDIQ').

     The Company is a private label health and personal care products company. The Company's strategy is to offer a line of quality products equivalent to national brands at lower cost to consumers while providing greater profit potential to retailers than the national brands. National brands dominate health and personal care product categories. However, in recent years private label products have been capturing increasing market share by appealing to value conscious consumers seeking lower cost products of comparable quality. The Company received the 1993 Retail Excellence Award as the private label company of the year, with the selection based on a survey conducted by a trade journal.

PRODUCTS

     Feminine Needs -- The Company manufactures disposable douches for sale under its value brands Sweet*n Fresh and Sweet Love and on a private label basis. As a result of the growth of the Company's other product lines, sales of douche products in fiscal 1994 were 25% of net sales, as compared to 56% in 1993 and 73% in 1992. The Company also markets private label feminine yeast infection medication products containing the active ingredient clotrimazole.

     Cough/Cold Products -- In December 1993, the Company acquired a leading manufacturer and distributor of private label cough drops and throat lozenges, which also manufactures cough drops on a contract basis. The acquisition enables the Company to offer an extensive line of solid dosage cough/cold products, including cough drops, throat lozenges, sugar-free products, vitamin C drops and liquid center items. In fiscal 1994, sales of cough/cold products represented 33% of net sales.

     Baby Care -- The Company manufactures disposable baby bottle liners on a private label basis and under its value brand Fresh*n Easy. The Company manufactures pediatric electrolyte oral maintenance solution, a product which is used to replace minerals lost by children who suffer from diarrhea and vomiting, for sale under its value brand NutraMax Baby Care Pediatric Electrolyte and on a private label basis. During fiscal years 1994, 1993 and 1992, sales of baby care products represented 21%, 28% and 18% of net sales, respectively.

     Ophthalmics -- In June 1993, the Company acquired a manufacturer of private label over-the-counter and prescription ophthalmic products for retail and industrial customers, enabling the Company to offer a broad line of eye care products, including over-the-counter contact lens solutions, artificial tears and eye drops, as well as generic prescription eye care products. In fiscal 1994, sales of ophthalmic products represented 11% of net sales.

     Personal Care -- The Company manufactures ready-to-use disposable enemas for sale under its value brand Pure & Gentle, on a private label basis and for the institutional market.

     Other Products -- The Company's other products consist principally of a patented line of sterile, prefilled, disposable dilution bottles used in laboratory testing of water, waste water, foods, drug products, pharmaceuticals and cosmetics.

NEW PRODUCT STRATEGY

     The Company's growth strategy includes the acquisition and development of new products, and the extension or modification of existing product lines to correspond with national branded products and product variations. The Company expects to add new product lines through internal development, acquisition and joint venture or partnership agreements. The Company contemplates that product line expansion will enable the Company to capitalize on its established distribution channels and manufacturing and marketing expertise. New products will most likely focus on consumer packaged goods, including health and personal care products. The Company has recently expanded its product lines to include the following:

     Adult Nutrition Products -- The Company has recently introduced a new line of adult high calorie liquid nutrition products which will be sold under its value brand NutraMax Plus High Calorie Liquid Nutrition and on a private label basis. This product provides the Company entry into the growing adult nutrition category. The products will be manufactured by a third party and marketed by the Company through its distribution channels.

MARKETING AND DISTRIBUTION

     The Company utilizes national brand marketing methods to meet the specific needs of its customers. Such marketing methods include designing contemporary packaging to improve point-of-purchase impact and increase consumer appeal. The Company also uses price, display, packaging, bonus and multi-pack promotions to increase sales and retailer support. Sales are made through the Company's sales representatives and independent brokers.

CUSTOMERS

     For fiscal year 1994, American Home Products, Inc. accounted for 17% of net sales. For fiscal years 1993 and 1992, no individual customer represented in excess of 10% of the Company's net sales. While the Company is continually expanding its distribution and customer base, the loss of one or more of its largest customers, if not replaced with other comparable business, could have a material adverse effect on the Company's results of operations.

COMPETITION

     The markets in which the Company competes are dominated by nationally advertised brand name products marketed by established consumer packaged goods companies, most of which have greater marketing, financial and human resources than the Company. The Company also competes with several other private label manufacturers and marketers. Competition for consumer health and personal care products is based primarily on product reliability, price, customer service, and the ability to provide tamper resistant/evident packaging. Growth in sales of private label products is also dependent on increasing the amount of shelf space available at retail stores in order to maximize brand awareness and consumer trial. The Company continues to experience greater price competition in the disposable douche product category. There can be no assurance that the Company will not continue to experience price competition in the future and that such price competition will not have a material adverse effect on the Company's results of operations (see 'ITEM 7. Management's Discussion and Analysis of Financial Condition and Results of Operations').

GOVERNMENTAL REGULATION AND HEALTH ISSUES

     The Company is registered with the Food & Drug Administration ('FDA') as a manufacturer for certain of its products. The primary forms of governmental regulation are the current 'good manufacturing practices' and 'good laboratory practices' guidelines administered by the FDA, which set forth the protocols to be followed in the manufacture, storage, packaging and distribution of medical products for human use. Certain of the Company's ophthalmic products are subject to additional FDA regulations relating to pre-market approval of products. The Company is also subject to periodic inspections by the FDA. Promotional claims made with respect to health and personal care products are also subject to regulation by the FDA, and by the Federal Trade Commission.

     The use of health and personal care products may result in allergic or other adverse reactions in users. Since 1952, a number of studies have been published in medical journals concerning the relationship of douching to the incidence of pelvic inflammatory disease. These studies provide no conclusive results on the issue of whether douching causes this disease. A 1990 study showed an association between douching and the disease and concluded that further studies were needed. A 1993 study stated that the results of the study lend support to the hypothesis that douching can predispose a woman to pelvic inflammatory disease. Although the Company believes its douche products are safe when used in accordance with instructions accompanying the product package, negative publicity resulting from such studies and any future studies may affect sales of douche products. In such event there could be a material adverse impact on the Company's results of operations.

EMPLOYEES

     As of December 1, 1994, the Company had approximately 500 full-time employees engaged in quality control, marketing and sales, general corporate and administrative positions and manufacturing operations. The Company believes that relations with its employees are satisfactory.

ITEM 2. PROPERTIES

     The Company currently operates the following facilities (which are owned unless otherwise indicated):

                                                                                 APPROXIMATE
LOCATION                           TYPE OF FACILITY                              SQUARE FEET
- ---------------------------------  --------------------------------------------  ------------
Gloucester, Massachusetts(1)       Corporate and Administrative Offices,             120,000
                                   Manufacturing Facilities
Fairton, New Jersey                Manufacturing                                      35,000
Brockton, Massachusetts            Manufacturing                                      60,000

- ------------------
(1) Consists of four facilities, of which three are leased.

     The Company believes that its present facilities will be adequate for all of its reasonably foreseeable manufacturing, warehousing and distribution requirements, or that alternative facilities can be obtained at a reasonable cost.

ITEM 3. LEGAL PROCEEDINGS

     The Company, like other companies in the store brand industry, has been the subject of claims and litigation brought by national brand name companies based on packaging alleged to be similar to competing brand name products. The Company is also subject to certain claims and informal complaints relating to its products which are incidental and routine to its business and for which the Company maintains insurance coverage. The Company knows of no litigation, either pending or threatened, which is likely to have a material adverse effect on the Company.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

     No matters were submitted to a vote of security holders during the fourth quarter of fiscal 1994.

                                    PART II

ITEM 5. MARKET FOR THE REGISTRANT'S COMMON STOCK AND RELATED SECURITY HOLDER MATTERS

MARKET INFORMATION

     The following table sets forth, for the periods indicated, the high and low prices for the common stock as reported by NASDAQ. The Company's common stock is traded on the NASDAQ National Market System under the symbol 'NMPC'.

FISCAL 1994:                    HIGH        LOW
- ----------------------------  ---------  ---------
First Quarter                 $  16.125  $  10.500
Second Quarter                   12.750     10.750
Third Quarter                    11.625      7.875
Fourth Quarter                   10.750      8.250

FISCAL 1993:
- ----------------------------
First Quarter                 $  11.000  $   7.750
Second Quarter                   15.250     10.375
Third Quarter                    16.625     13.500
Fourth Quarter                   15.250     12.125

COMMON STOCK HOLDERS

     The Company believes there are approximately 4,000 holders of common stock, including shares held in street name by brokers.

DIVIDENDS

     The Company has never declared or paid any cash dividends. Pursuant to a lending arrangement, there are restrictions on the amount of dividends which may be paid, the most restrictive of which limits the payments of cash dividends to approximately $3,000,000 as of October 1, 1994. The declaration of dividends by the Company in the future will at all times be subject to the sole discretion of the Company's Board of Directors, and will depend upon operating results, capital requirements and financial position.

ITEM 6. SELECTED CONSOLIDATED FINANCIAL DATA

     The selected consolidated financial data presented below has been derived from the audited financial statements of the Company. This data is qualified in its entirety by reference to, and should be read in conjunction with, Management's Discussion and Analysis of Financial Condition and Results of Operations and the Company's Consolidated Financial Statements included elsewhere herein.

                                                                              YEAR ENDED
                                                         -----------------------------------------------------
                                                          OCT. 1,    OCT. 2,   SEPT. 30,  SEPT. 30,  SEPT. 30,
                                                         1994 (1)   1993 (2)     1992       1991       1990
                                                         ---------  ---------  ---------  ---------  ---------
                                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Net sales                                                $  55,958  $  31,144  $  25,151  $  20,115  $  14,928
Cost of sales                                               38,752     19,598     13,908     11,330     10,309
                                                         ---------  ---------  ---------  ---------  ---------
     Gross profit                                           17,206     11,546     11,243      8,785      4,619
Operating expenses:
  Selling, general and administrative                        9,281      5,928      5,715      4,639      3,178
  Management fees -- MEDIQ (3)                                  --         --         --         --        570
                                                         ---------  ---------  ---------  ---------  ---------
     Operating income                                        7,925      5,618      5,528      4,146        871
Other credits (charges):
  Interest expense (3)                                        (928)        --         --       (650)      (979)
  Other                                                         95        251        338        244        (12)
                                                         ---------  ---------  ---------  ---------  ---------
Income (loss) before income tax expense and cumulative
  effect of change in accounting principle                   7,092      5,869      5,866      3,740       (120)
Income tax expense                                           2,832      2,350      2,397      1,605         53
                                                         ---------  ---------  ---------  ---------  ---------
Income (loss) before cumulative effect of change in
  accounting principle                                       4,260      3,519      3,469      2,135       (173)
Cumulative effect of change in accounting principle (4)         --         --         --         --       (272)
                                                         ---------  ---------  ---------  ---------  ---------
Net income (loss)                                        $   4,260  $   3,519  $   3,469  $   2,135  $    (445)
                                                         ---------  ---------  ---------  ---------  ---------
                                                         ---------  ---------  ---------  ---------  ---------
Earnings (loss) per share                                $     .50  $     .43  $     .43  $     .35  $    (.09)
                                                         ---------  ---------  ---------  ---------  ---------
                                                         ---------  ---------  ---------  ---------  ---------
Weighted average shares outstanding (5) (6)                  8,480      8,235      8,090      6,143      4,991
                                                         ---------  ---------  ---------  ---------  ---------
                                                         ---------  ---------  ---------  ---------  ---------
                                                          OCT. 1,    OCT. 2,   SEPT. 30,  SEPT. 30,  SEPT. 30,
                                                         1994 (1)   1993 (2)     1992       1991       1990
                                                         ---------  ---------  ---------  ---------  ---------
                                                                              (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital                                          $  13,172  $   9,703  $  10,235  $   8,559  $   1,240
Total assets                                                60,450     33,207     25,925     22,416     15,168
Long-term debt, less current maturities (6)                 16,183         --         --         --      6,764
Due to MEDIQ (3) (6)                                            --         --         --         --        652
Stockholders' equity (6)                                    34,757     29,953     22,549     19,026      5,204

        See Notes to Selected Consolidated Financial Data on next page.

NOTES TO SELECTED CONSOLIDATED FINANCIAL DATA

(1) In December 1993, the Company acquired a manufacturer and distributor of private label cough/cold products for $13,500,000 which was financed with proceeds from a revolving credit facility.

(2) In June 1993, the Company acquired a manufacturer of private label over-the-counter and prescription ophthalmic products, for approximately 202,000 shares of the Company's common stock with a market value of $2,846,000.

(3) Prior to the merger of the Company and Aid-Pack in July 1990, Aid-Pack operated as a wholly-owned subsidiary of MEDIQ and incurred intercompany charges from MEDIQ for management fees and interest. Interest charges from MEDIQ were $56,000 and $400,000 for fiscal years 1991 and 1990, respectively. As a result of the reorganization of the Company in connection with the merger, certain relationships with MEDIQ were restructured.

(4) The Company adopted Statement of Financial Accounting Standards No. 96, 'Accounting for Income Taxes,' as of October 1, 1989. The cumulative effect of adopting this change in accounting principle resulted in a charge to income of $272,000 in fiscal 1990.

(5) Earnings (loss) per share computations are based upon the weighted average number of shares outstanding, restated in fiscal 1991 and 1990 to reflect the number of equivalent shares issued to MEDIQ in the merger and the 1 for 25 reverse stock split effected on June 19, 1991.

(6) In August 1991, the Company completed a public stock offering consisting of 2,150,000 shares of common stock at a price of $6 per share. Net proceeds were used, in part, to retire outstanding obligations under a credit facility and amounts due to MEDIQ.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the Consolidated Financial Statements and notes thereto, contained elsewhere herein.

RESULTS OF OPERATIONS

     The Consolidated Statements of Operations include the results of operations of acquired companies from the dates acquired: Optopics Laboratories Corporation ('Optopics') (June 1993) and Powers Pharmaceutical Corporation ('Powers') (December 1993). The following table sets forth, for all periods indicated, the percentage relationship that items in the Consolidated Statements of Operations bear to net sales.

                                                                       YEAR ENDED
                                                          -------------------------------------
                                                            OCT. 1,      OCT, 2,     SEPT. 30,
                                                             1994         1993         1992
                                                          -----------  -----------  -----------
Net sales                                                        100%         100%         100%
Cost of sales                                                     69           63           55
                                                               -----   -----------  -----------
     Gross profit                                                 31           37           45
Selling, general and administrative                               17           19           23
                                                               -----   -----------  -----------
     Operating income                                             14           18           22
Other credits (charges)                                           (1)           1            1
                                                               -----   -----------  -----------
Income before income tax expense                                  13           19           23
Income tax expense                                                 5            8            9
                                                               -----   -----------  -----------
Net income                                                         8%          11%          14%
                                                               -----   -----------  -----------
                                                               -----   -----------  -----------

Fiscal Year 1994 Compared to Fiscal Year 1993

     Net sales for 1994 were $55,958,000, an increase of $24,814,000, or 80%, over 1993 sales of $31,144,000. The increase in net sales was primarily attributable to sales of cough/cold products which represented 33% of net sales in 1994. The increase in net sales was also attributable to increased unit sales of ophthalmic and baby care products, partially offset by a decrease in sales of certain feminine hygiene products. Sales of certain feminine hygiene products decreased as a result of lower average sale prices in response to continued competitive pressure, while unit sales for the year stabilized. The timing, frequency and nature of promotional activities in this category by brand manufacturers and other private label companies continues to have the effect of decreasing sale prices.

     Gross profit for 1994 increased to $17,206,000, or 31% of net sales, as compared to $11,546,000, or 37% in 1993. The decrease in the gross margin reflected changes in product mix and the continuing impact of competitive pricing pressure relating to certain of the Company's feminine hygiene products. The Company also incurred an increase in manufacturing overhead expenses in connection with anticipated higher sales of ophthalmic products.

     Selling, general and administrative expenses for 1994 were $9,281,000, or 17% of net sales, as compared to $5,928,000, or 19% of net sales in 1993. Fiscal 1994 included ten months of Powers' operations which accounted for a significant portion of the increase in selling, general and administrative expenses. As a percentage of net sales, selling, general and administrative expenses decreased as a result of the allocation of these costs over substantially higher net sales.

     Interest expense of $928,000 for 1994 was attributable to debt incurred in connection with the acquisition of Powers. Other income for 1994 was $95,000, as compared to $251,000 in 1993. The decrease was primarily attributable to lower interest income as a result of the use of investments to fund, in part, acquisitions.

Fiscal Year 1993 Compared to Fiscal Year 1992

     Net sales were $31,144,000, an increase of $5,993,000, or 24%, over 1992 sales of $25,151,000. The increase was primarily attributable to higher unit sales of pediatric electrolyte, which was introduced at the end of the second quarter of 1992 and sales of ophthalmic products beginning in June 1993 with the acquisition of Optopics. In addition, sales of disposable baby bottle liners increased as a result of increased volume and disposable enema sales increased as a result of a new national brand equivalent delivery system and expanded customer base. Sales of disposable douche products decreased as a result of lower average sale prices in response to competitive pressure, while unit growth was marginal. The timing, frequency and nature of promotional activities in the douche category by brand manufacturers and other private label companies has had the effect of decreasing sale prices.

     Gross profit was 37%, as compared to 45% in 1992. The decrease in the gross margin resulted from lower average sale prices for douche products, lower margins on ophthalmic products as compared to the Company's other products and higher costs incurred in connection with enhanced quality control programs.

     Selling, general and administrative expenses were $5,928,000, or 19% of net sales, as compared to $5,715,000, or 23% of net sales in 1992. The decrease, as a percentage of net sales, resulted from reductions in bonus expense, miscellaneous corporate taxes and bad debt expense.

SEASONALITY

     During the last four months of the calendar year retailers focus their merchandising efforts on and devote more shelf space to seasonal and holiday merchandise. As a result, sales of certain of the Company's products tend to be weaker in the Company's first quarter (ending in December), and normally strengthen in the second quarter as retailers replenish their shelves with health and personal care products. Sales of pediatric electrolyte and cough/cold products may help mitigate weaker sales in the Company's first quarter, as the Company's customers purchase such products to stock inventories in anticipation of the winter months. Consequently, the results of any one quarter may not necessarily be indicative of results of future quarters.

NEW ACCOUNTING STANDARDS

     Effective October 3, 1993, the Company adopted the provisions of Statement of Financial Accounting Standards ('SFAS') No. 109, 'Accounting for Income Taxes', which supersedes SFAS No. 96. The Company adopted SFAS No. 96 in fiscal 1990. The effect of the adoption of SFAS No. 109 upon the provision for income taxes was not significant for the fiscal year ended October 1, 1994.

LIQUIDITY AND CAPITAL RESOURCES

     As of October 1, 1994, the Company's working capital increased to $13,172,000, as compared to $9,703,000 on October 2, 1993. Net cash provided by operating activities increased to $5,235,000 for 1994. This increase was primarily attributable to improved operating results and changes in certain current liabilities, partially offset by increases in inventories. The increase in inventories reflects higher levels of raw materials and finished goods in anticipation of higher net sales.

     Net cash used in investing activities was $17,763,000 in 1994 which was primarily attributable to the acquisition of Powers. Capital expenditures in 1994 for additional capacity were $4,723,000, of which $794,000 was financed with long-term debt. The Company anticipates capital expenditures of approximately $5,000,000 in fiscal 1995 for additional capacity.

     Net cash provided by financing activities was $11,505,000 in 1994 which included borrowings under a line of credit facility of $19,166,000 used to fund the acquisition of Powers and to refinance certain debt assumed in connection with the acquisition, partially offset by debt repayments of $7,838,000.

     In November 1993, the Company obtained a $20,000,000 credit facility, the proceeds from which were utilized to acquire Powers and repay certain long-term debt obligations of Powers. The facility is secured by substantially all of the assets of the Company and bears interest, at the Company's option, at an annual rate of prime plus .5% and/or LIBOR plus 2.75%. As of October 1, 1994, $16,850,000 was outstanding under this facility. In December 1994, the lender committed to convert the credit facility into an $8,000,000 revolving credit facility and term loans aggregating $10,000,000. The new facility will bear interest at prime and expire on January 1, 1997. The term loans will bear interest at prime plus .5% and be payable in quarterly installments of $467,000 beginning January 1, 1995 with a final payment of approximately $680,000 in January 2000.

     The Company believes that its existing working capital, anticipated funds to be generated from future operations and funds available under the revolving credit facility will be sufficient to meet all of the Company's operating and capital needs for the foreseeable future. However, depending upon future growth of the business, additional financing may be required.

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTAL DATA

Independent Auditors' Report                                                                                    12
Consolidated Statements of Operations -- Three Years Ended October 1, 1994                                      13
Consolidated Balance Sheets -- October 1, 1994 and October 2, 1993                                              14
Consolidated Statements of Stockholders' Equity -- Three Years Ended October 1, 1994                            15
Consolidated Statements of Cash Flows -- Three Years Ended October 1, 1994                                      16
Notes to Consolidated Financial Statements                                                                   17 24

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders

NutraMax Products, Inc.

Gloucester, Massachusetts

We have audited the accompanying consolidated balance sheets of NutraMax Products, Inc. and subsidiaries as of October 1, 1994 and October 2, 1993, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three fiscal years in the period ended October 1, 1994. Our audits also included the financial statement schedules listed in the Index at Item 14. These financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of NutraMax Products, Inc. and subsidiaries as of October 1, 1994 and October 2, 1993, and the results of their operations and their cash flows for each of the three fiscal years in the period ended October 1, 1994 in conformity with generally accepted accounting principles. Also, in our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

DELOITTE & TOUCHE LLP

Boston, Massachusetts

November 7, 1994 except for the

first paragraph of Note E, to

which the date is December 15, 1994

                    NUTRAMAX PRODUCTS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                    YEAR ENDED
                                                                  ----------------------------------------------
                                                                     OCT. 1,         OCT. 2,        SEPT. 30,
                                                                       1994            1993            1992
                                                                  --------------  --------------  --------------
NET SALES                                                         $   55,958,000  $   31,144,000  $   25,151,000
COST OF SALES                                                         38,752,000      19,598,000      13,908,000
                                                                  --------------  --------------  --------------
     GROSS PROFIT                                                     17,206,000      11,546,000      11,243,000
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES                           9,281,000       5,928,000       5,715,000
                                                                  --------------  --------------  --------------
     OPERATING INCOME                                                  7,925,000       5,618,000       5,528,000
OTHER CREDITS (CHARGES):
     Interest expense                                                   (928,000)             --              --
     Interest income                                                      60,000         235,000         294,000
     Other                                                                35,000          16,000          44,000
                                                                  --------------  --------------  --------------
INCOME BEFORE INCOME TAX EXPENSE                                       7,092,000       5,869,000       5,866,000
INCOME TAX EXPENSE                                                     2,832,000       2,350,000       2,397,000
                                                                  --------------  --------------  --------------
NET INCOME                                                        $    4,260,000  $    3,519,000  $    3,469,000
                                                                  --------------  --------------  --------------
                                                                  --------------  --------------  --------------
EARNINGS PER SHARE                                                $          .50  $          .43  $          .43
                                                                  --------------  --------------  --------------
                                                                  --------------  --------------  --------------
WEIGHTED AVERAGE SHARES OUTSTANDING                                    8,480,000       8,235,000       8,090,000
                                                                  --------------  --------------  --------------
                                                                  --------------  --------------  --------------

                See notes to consolidated financial statements.

                    NUTRAMAX PRODUCTS, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                                                                     OCTOBER 1,      OCTOBER 2,
                                                                                        1994            1993
                                                                                   --------------  --------------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents                                                        $      376,000  $    1,399,000
  Accounts receivable, less allowance for doubtful accounts of $738,000 in 1994
     and $375,000 in 1993                                                               8,074,000       5,230,000
  Inventories                                                                          11,238,000       5,181,000
  Deferred income taxes                                                                 1,050,000              --
  Prepaid expenses and other                                                              729,000       1,087,000
                                                                                   --------------  --------------
        TOTAL CURRENT ASSETS                                                           21,467,000      12,897,000
PROPERTY, PLANT AND EQUIPMENT, net                                                     22,499,000       9,748,000
GOODWILL, net of accumulated amortization of $2,046,000 in 1994 and $1,518,000 in
  1993                                                                                 14,541,000       8,790,000
OTHER ASSETS                                                                            1,943,000       1,772,000
                                                                                   --------------  --------------
                                                                                   $   60,450,000  $   33,207,000
                                                                                   --------------  --------------
                                                                                   --------------  --------------
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable                                                                 $    4,865,000  $    2,246,000
  Accrued payroll and related taxes                                                       608,000         679,000
  Accrued expenses -- other                                                             1,378,000         269,000
  Current maturities of long-term debt                                                  1,444,000              --
                                                                                   --------------  --------------
        TOTAL CURRENT LIABILITIES                                                       8,295,000       3,194,000
LONG-TERM DEBT, less current maturities                                                16,183,000              --
OTHER LONG TERM LIABILITIES                                                               312,000              --
DEFERRED INCOME TAXES                                                                     903,000          60,000
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Common stock -- $.001 par value:
     Authorized -- 20,000,000 shares
     Issued and Outstanding: 8,520,000 in 1994 and
                                  8,439,000 in 1993                                         9,000           8,000
  Additional paid-in capital                                                           22,565,000      22,022,000
  Retained earnings                                                                    12,183,000       7,923,000
                                                                                   --------------  --------------
        TOTAL STOCKHOLDERS' EQUITY                                                     34,757,000      29,953,000
                                                                                   --------------  --------------
                                                                                   $   60,450,000  $   33,207,000
                                                                                   --------------  --------------
                                                                                   --------------  --------------

                See notes to consolidated financial statements.

                    NUTRAMAX PRODUCTS, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                                      COMMON STOCK
                                                 ----------------------
                                                   SHARES                  ADDITIONAL       RETAINED
                                                   ISSUED      AMOUNT    PAID-IN-CAPITAL    EARNINGS         TOTAL
                                                 -----------  ---------  --------------  --------------  --------------
BALANCE, October 1, 1991                           8,087,000  $   8,000  $   18,083,000  $      935,000  $   19,026,000
Exercise of stock options                              7,000         --          54,000              --          54,000
Net income                                                                                    3,469,000       3,469,000
                                                 -----------  ---------  --------------  --------------  --------------
BALANCE, September 30, 1992                        8,094,000      8,000      18,137,000       4,404,000      22,549,000
Issuance of stock -- management compensation          53,000         --         212,000              --         212,000
Exercise of stock options and warrants                90,000         --         827,000              --         827,000
Issuance of stock -- acquisition of Optopics         202,000         --       2,846,000              --       2,846,000
Net income                                                                                    3,519,000       3,519,000
                                                 -----------  ---------  --------------  --------------  --------------
BALANCE, October 2, 1993                           8,439,000      8,000      22,022,000       7,923,000      29,953,000
Issuance of stock -- management compensation          53,000         --         318,000              --         318,000
Exercise of stock options                             28,000      1,000         225,000              --         226,000
Net income                                                                                    4,260,000       4,260,000
                                                 -----------  ---------  --------------  --------------  --------------
BALANCE, October 1, 1994                           8,520,000  $   9,000  $   22,565,000  $   12,183,000  $   34,757,000
                                                 -----------  ---------  --------------  --------------  --------------
                                                 -----------  ---------  --------------  --------------  --------------

                See notes to consolidated financial statements.

                    NUTRAMAX PRODUCTS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                           YEAR ENDED
                                                                            ----------------------------------------
                                                                              OCT. 1,       OCT. 2,      SEPT. 30,
                                                                                1994          1993          1992
                                                                            ------------  ------------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                                $  4,260,000  $  3,519,000  $  3,469,000
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization                                              3,527,000     1,948,000     1,504,000
    Deferred taxes                                                               419,000       545,000       247,000
    Change in allowance for doubtful accounts                                    290,000        83,000       147,000
  Increase (decrease) in cash from, net of effect from acquisitions:
    Accounts receivable                                                       (1,471,000)   (1,851,000)     (523,000)
    Inventories                                                               (4,647,000)   (2,112,000)      (88,000)
    Prepaid expenses and other                                                   778,000    (1,022,000)     (533,000)
    Accounts payable                                                           1,433,000      (226,000)      386,000
    Accrued payroll and related taxes                                            (71,000)       16,000       169,000
    Accrued expenses -- other                                                    717,000      (353,000)     (251,000)
                                                                            ------------  ------------  ------------
Net cash provided by operating activities                                      5,235,000       547,000     4,527,000
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisitions, net of cash acquired                                         (13,541,000)     (245,000)           --
  Purchases of property, plant and equipment                                  (3,929,000)   (3,420,000)   (2,981,000)
  Maturities (purchases) of short-term investments                                    --     4,940,000    (4,940,000)
  Deferred costs                                                                (532,000)     (620,000)     (451,000)
  Other                                                                          239,000      (251,000)     (162,000)
                                                                            ------------  ------------  ------------
Net cash provided by (used in) investing activities                          (17,763,000)      404,000    (8,534,000)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings                                                                  19,166,000            --            --
  Proceeds from exercise of stock options and warrants                           177,000       613,000        42,000
  Debt repayments                                                             (7,838,000)   (3,167,000)           --
                                                                            ------------  ------------  ------------
Net cash provided by (used in) financing activities                           11,505,000    (2,554,000)       42,000
                                                                            ------------  ------------  ------------
NET DECREASE IN CASH AND CASH EQUIVALENTS                                     (1,023,000)   (1,603,000)   (3,965,000)
CASH AND CASH EQUIVALENTS:
  Beginning of year                                                            1,399,000     3,002,000     6,967,000
                                                                            ------------  ------------  ------------
  End of year                                                               $    376,000  $  1,399,000  $  3,002,000
                                                                            ------------  ------------  ------------
                                                                            ------------  ------------  ------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Income taxes paid                                                         $  1,534,000  $  2,458,000  $  2,183,000
                                                                            ------------  ------------  ------------
                                                                            ------------  ------------  ------------
  Interest paid                                                             $    831,000  $         --  $      2,000
                                                                            ------------  ------------  ------------
                                                                            ------------  ------------  ------------
SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING AND INVESTING ACTIVITIES:
  Issuance of stock -- acquisition of Optopics                              $         --  $  2,846,000  $         --
                                                                            ------------  ------------  ------------
                                                                            ------------  ------------  ------------
  Issuance of stock -- non-cash compensation                                $    318,000  $    212,000  $         --
                                                                            ------------  ------------  ------------
                                                                            ------------  ------------  ------------
  Plant and equipment financed with long-term debt and capital lease
    obligations                                                             $    794,000  $         --  $         --
                                                                            ------------  ------------  ------------
                                                                            ------------  ------------  ------------

                See notes to consolidated financial statements.

                    NUTRAMAX PRODUCTS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Principles of Consolidation -- The consolidated financial statements include the accounts of NutraMax Products, Inc. and its subsidiaries (the 'Company'). In consolidation, all significant intercompany transactions and balances have been eliminated.

     Cash Equivalents -- All highly liquid investments with a maturity of three months or less at the date of purchase are considered to be cash equivalents.

     Inventories -- Inventories are stated at the lower of cost (first-in, first-out method) or market.

     Property, Plant and Equipment -- Property, plant and equipment are stated at cost. The Company's policy of providing for depreciation and amortization is as follows:

Buildings                                                 20 years on a straight-line basis
Liquid packaging machines                                 32,000 to 48,000 machine hours which approximate a five
                                                          to eight and one-half year life
Machinery, equipment, molds and furniture and fixtures    5 to 10 years on a straight-line basis
Leasehold improvements                                    The terms of the related lease on a straight-line basis
Vehicles                                                  3 to 5 years on a straight-line basis

     Goodwill -- The purchase price in excess of net assets acquired is amortized on a straight-line basis over periods from thirty to forty years. The Company evaluates the carrying value of goodwill based upon current and anticipated net income and undiscounted cash flows, and recognizes an impairment when it is probable that such estimated future net and/or cash flows will be less than the carrying value of goodwill. Measurement of the amount of impairment, if any, is based upon the difference between carrying value and fair value.

     Other Assets -- Other assets include intangible assets which are amortized on a straight-line basis over the estimated periods of related benefit, ranging from three to fifteen years. Accumulated amortization was $724,000 and $660,000 as of October 1, 1994 and October 2, 1993, respectively. Other assets also include external costs deferred in connection with tools, dies and the design of packaging materials for the Company's products which are amortized on a straight-line basis over four years.

     Income Taxes -- Effective October 3, 1993, the Company adopted on a prospective basis the provisions of Statement of Accounting Standards ('SFAS') No. 109, 'Accounting for Income Taxes', which supersedes SFAS No. 96. The Company adopted SFAS No. 96 in fiscal 1990. The effect of the adoption of SFAS No. 109 upon the provision for income taxes was not significant for the year ended October 1, 1994.

     Earnings Per Share -- Earnings per share computations are based upon the weighted average number of common shares outstanding. Stock options and warrants have been excluded from the calculation of weighted average shares outstanding since the dilutive effect is less than 3%.

     Fiscal Year -- Effective in fiscal 1993, the Company changed its fiscal year to a 52/53 week operating cycle that ends on the Saturday nearest September 30.

     Reclassification of Accounts -- Certain reclassifications have been made to conform prior years' balances to the current year presentation.

                    NUTRAMAX PRODUCTS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

B. ACQUISITIONS

     Powers Pharmaceutical Corporation -- In December 1993, the Company acquired all of the outstanding common stock of Certified Corporation, parent of Powers Pharmaceutical Corporation ('Powers'), for $13,500,000 in cash and related expenses of $236,000. Powers, based in Brockton, Massachusetts, is the nation's leading manufacturer and distributor of private label cough drops and throat lozenges, and also manufactures cough drops on a contract basis. For financial reporting purposes, the transaction was accounted for by the purchase method of accounting, effective November 28, 1993. The excess of the purchase price over the fair values of the net assets acquired of $6,206,000 is amortized over thirty years.

     Optopics Laboratories Corporation -- In June 1993, the Company acquired all of the assets and assumed all of the liabilities of Optopics Laboratories Corporation ('Optopics') for approximately 202,000 shares of the Company's common stock, with a market value of $2,846,000, and related transaction costs of $245,000. Additionally, the Company acquired Optopics' manufacturing facility for $800,000 in cash, which was previously leased from the former stockholders of Optopics. Optopics is a manufacturer of private label over-the-counter and prescription ophthalmic products. The operating results of this acquisition are included in the Company's consolidated results of operations from the date of the acquisition. The acquisition was accounted for by the purchase method of accounting. The excess of the purchase price over the estimated fair value of the net assets acquired of $4,325,000 is amortized over thirty years.

     The following unaudited pro forma summary presents the consolidated results of operations of the Company as if the acquisitions of Powers and Optopics had occurred at the beginning of fiscal 1993, after giving effect to certain adjustments, including amortization of goodwill. The pro forma information is presented for comparative purposes only and does not necessarily reflect the results of operations of the Company had the acquisitions been made at the beginning of fiscal 1993.


                                                                                  YEAR ENDED
                                                                        ------------------------------
                                                                           OCT. 1,         OCT. 2,
                                                                             1994            1993
                                                                        --------------  --------------
                                                                                 (UNAUDITED)
Net sales                                                               $   59,897,000  $   50,949,000
Net income                                                              $    4,744,000       4,182,000
Earnings per share                                                                $.56             .50
Weighted average shares outstanding                                          8,480,000       8,373,000

C. INVENTORIES


                                                                           OCT. 1,         OCT. 2,
                                                                             1994            1993
                                                                        --------------  --------------
Raw materials                                                           $    4,799,000  $    2,377,000
Finished goods                                                               5,600,000       2,259,000
Work in process                                                                355,000         214,000
Machinery parts and factory supplies                                           484,000         331,000
                                                                        --------------  --------------
                                                                        $   11,238,000  $    5,181,000
                                                                        --------------  --------------
                                                                        --------------  --------------

                    NUTRAMAX PRODUCTS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

D. PROPERTY, PLANT AND EQUIPMENT


                                                                           OCT. 1,         OCT. 2,
                                                                             1994            1993
                                                                        --------------  --------------
Machinery and equipment                                                 $   18,684,000  $    8,970,000
Land, buildings and improvements                                             7,392,000       2,328,000
Molds                                                                        2,268,000       2,261,000
Furniture and fixtures                                                       1,253,000         920,000
Vehicles                                                                        41,000          27,000
                                                                        --------------  --------------
                                                                            29,638,000      14,506,000
Less: Accumulated depreciation and amortization                              7,139,000       4,758,000
                                                                        --------------  --------------
                                                                        $   22,499,000  $    9,748,000
                                                                        --------------  --------------
                                                                        --------------  --------------

     Depreciation and amortization expense for property, plant and equipment for fiscal years 1994, 1993 and 1992 was $2,390,000, $1,177,000 and $909,000,
respectively.

E. LONG-TERM DEBT


                                                                                  OCT. 1,
                                                                                   1994
                                                                              --------------
Revolving credit facility with interest at the prime rate (7.75% at October
  1, 1994) due in 1997                                                        $    7,850,000
Term loans with interest at the prime rate plus 0.5% (8.25% at October 1,
  1994) maturing in 2000                                                           9,000,000
Mortgage with interest at 7% maturing in 1997                                        733,000
Capital lease obligations with interest at 8% maturing in 1999                        44,000
                                                                              --------------
                                                                                  17,627,000
Less: Current maturities of long-term debt                                         1,444,000
                                                                              --------------
                                                                              $   16,183,000
                                                                              --------------
                                                                              --------------

     Maturities of long-term debt are as follows:

FISCAL YEAR
- -----------
  1995                                                                        $    1,444,000
  1996                                                                             1,908,000
  1997                                                                             9,395,000
  1998                                                                             1,876,000
  1999                                                                             1,871,000
  Thereafter                                                                       1,133,000
                                                                              --------------
                                                                              $   17,627,000
                                                                              --------------
                                                                              --------------

     In November 1993, the Company obtained a $20,000,000 credit facility to acquire Powers and repay certain long-term debt obligations assumed in connection with the acquisition. Interest, at prime plus .5% and/or LIBOR plus 2.75%, was payable monthly. As of October 1, 1994, $16,850,000 was outstanding under this facility. In December 1994, the lender committed to convert the credit facility into an $8,000,000 revolving credit facility and term loans aggregating $10,000,000 which are secured by substantially all of the assets of the Company. The new will bear interest at prime and expire on January 1, 1997. The term loans will bear interest at prime plus .5% and be payable in quarterly installments of $467,000 beginning January 1, 1995 with a final payment of approximately $680,000 in January 2000. Accordingly, $15,450,000, representing the non-current portion of the credit facility has been reclassified to long-term debt as of October 1, 1994.

     In February 1994, the Company acquired a manufacturing and warehouse facility, which was formerly leased, for $960,000 of which $750,000 was financed with a mortgage. The mortgage bears

                    NUTRAMAX PRODUCTS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

E. LONG-TERM DEBT--(CONTINUED)

interest at 7% and is payable in monthly installments of $7,000 including interest, with a final payment of approximately $670,000 due in February 1997.

     The revolving credit facility and term loans require the maintenance of certain balance sheet and operating ratios and impose certain dividend limitations. The most restrictive of these provisions limits the payment of cash dividends to approximately $3,000,000 as of October 1, 1994.

F. COMMITMENTS AND CONTINGENCIES

     Leases -- The Company leases certain of its administrative, manufacturing, distribution and warehouse facilities under operating leases. The Company also leases certain equipment under operating and capital leases. Future minimum payments under noncancelable operating and capital leases are as follows:


                                                                                OPERATING     CAPITAL
                                                                                 LEASES       LEASES
                                                                               -----------  -----------
1995                                                                           $   366,000  $    18,000
1996                                                                               364,000       11,000
1997                                                                                96,000       11,000
1998                                                                                 6,000       10,000
1999                                                                                 5,000        3,000
Thereafter                                                                           5,000            0
                                                                               -----------  -----------
Total minimum lease payments                                                   $   842,000       53,000
                                                                               -----------
                                                                               -----------
Amount representing interest                                                                      9,000
                                                                                            -----------
Present value of minimum lease payments                                                     $    44,000
                                                                                            -----------
                                                                                            -----------

     Rental expense for operating leases was $413,000, $456,000, and $413,000 for fiscal years 1994, 1993, and 1992, respectively.

     Litigation -- The Company has pending certain legal actions and claims incurred in the normal course of business and is actively pursuing the defense thereof. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's financial statements.

G. INCOME TAXES

     Effective October 3, 1993, the Company adopted SFAS No. 109, 'Accounting for Income Taxes'. Financial statements for prior years have not been restated as the effect of the adoption of SFAS No. 109 was not significant.

                    NUTRAMAX PRODUCTS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

G. INCOME TAXES--(CONTINUED)
     Income tax expense consisted of the following:

                                                                                      YEAR ENDED
                                                                      -------------------------------------------
                                                                         OCT. 1,        OCT. 2,       SEPT. 30,
                                                                          1994           1993           1992
                                                                      -------------  -------------  -------------
Current:
     Federal                                                          $   2,014,000  $   1,368,000  $   1,652,000
     State                                                                  399,000        437,000        498,000
                                                                      -------------  -------------  -------------
                                                                          2,413,000      1,805,000      2,150,000
Deferred:
     Federal                                                                395,000        511,000        197,000
     State                                                                   24,000         34,000         50,000
                                                                      -------------  -------------  -------------
                                                                            419,000        545,000        247,000
                                                                      -------------  -------------  -------------
                                                                      $   2,832,000  $   2,350,000  $   2,397,000
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

     The difference between the Company's income tax and the statutory federal tax is reconciled below:


                                                                                      YEAR ENDED
                                                                      -------------------------------------------
                                                                         OCT. 1,        OCT. 2,       SEPT. 30,
                                                                          1994           1993           1992
                                                                      -------------  -------------  -------------
Statutory federal tax                                                 $   2,411,000  $   1,996,000  $   1,994,000
Nondeductible goodwill amortization                                         179,000         87,000         69,000
State tax, net of federal benefit                                           279,000        311,000        362,000
Other                                                                       (37,000)       (44,000)       (28,000)
                                                                      -------------  -------------  -------------
Income tax expense                                                    $   2,832,000  $   2,350,000  $   2,397,000
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

     As of October 1, 1994, the Company had Federal net operating loss carryforwards of $3,684,000 which are available to offset future taxable income. The Company also has investment tax credit carryforwards of $156,000. Utilization of the operating loss carryforwards, which expire in fiscal years 1997 to 2007, is limited to $1,266,000 in 1995 and $1,049,000 in each year thereafter.

     Significant components of the Company's deferred tax assets and liabilities as of October 1, 1994 are as follows:

Assets:
     Net operating loss carryforwards                                         $    1,311,000
     Allowance for bad debts                                                         291,000
     Inventory                                                                       302,000
     Investment tax credits                                                          156,000
     Other                                                                           309,000
                                                                              --------------
                                                                                   2,369,000
     Valuation allowance                                                             (58,000)
                                                                              --------------
     Gross deferred tax assets                                                     2,311,000
                                                                              --------------
Liabilities:
     Depreciation and amortization                                                 1,965,000
     Other                                                                           199,000
                                                                              --------------
Gross deferred tax liabilities                                                     2,164,000
                                                                              --------------
Net deferred tax assets                                                       $      147,000
                                                                              --------------
                                                                              --------------

                    NUTRAMAX PRODUCTS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

G. INCOME TAXES--(CONTINUED)

     Under the provisions of SFAS No. 96, the deferred tax provision for fiscal year 1993 of $545,000 resulted principally from utilization of acquired net operating loss carryforwards of $436,000, depreciation of $189,000 partially offset by the allowance for doubtful accounts of $58,000. The deferred tax provision for fiscal 1992 of $247,000 resulted principally from the utilization of acquired net operating loss carryforwards of $114,000, inventory of $91,000, depreciation of $62,000 partially offset by the allowance for doubtful accounts of $59,000.

H. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

     Selected quarterly financial data for fiscal years 1994 and 1993 is as follows:


                                                     FIRST           SECOND          THIRD           FOURTH
1994 (1)                                            QUARTER         QUARTER         QUARTER         QUARTER
- --------                                         --------------  --------------  --------------  --------------
Net sales                                        $   10,201,000  $   14,977,000  $   15,399,000  $   15,381,000
Gross profit                                          3,260,000       4,628,000       4,808,000       4,510,000
Net income                                              662,000       1,110,000       1,185,000       1,303,000
Earnings per share                                          .08             .13             .14             .15
Weighted average shares outstanding                   8,440,000       8,455,000       8,506,000       8,520,000

1993 (2)
- --------
Net sales                                        $    6,614,000  $    8,258,000  $    7,608,000  $    8,664,000
Gross profit                                          2,705,000       3,519,000       2,958,000       2,364,000(3)
Net income                                              781,000       1,026,000       1,121,000         591,000(3)
Earnings per share                                          .10             .13             .14             .07
Weighted average shares outstanding                   8,101,000       8,163,000       8,253,000       8,424,000

- ------------------

(1) Includes the results of operations of Powers from the date of acquisition.

(2) Includes the results of operations of Optopics from the date of acquisition.

(3) The decrease in gross profit and net income in the fourth quarter of fiscal 1993 resulted from lower average sales prices for certain feminine hygiene products and lower margins on ophthalmic products as compared to the Company's other products.

I. RELATED PARTY TRANSACTIONS

     Services Agreement -- The Company obtains certain legal, accounting, tax, insurance and human resource services from MEDIQ Incorporated ('MEDIQ'), the owner of approximately 47% of the outstanding common stock. Costs for such services were $100,000 for each of the three years ended October 1, 1994. The Company believes that MEDIQ's charges for such services are on terms no less favorable to the Company than those that could be obtained from unaffiliated third parties for comparable services.

     Insurance -- The Company obtains certain insurance coverages through programs administered by MEDIQ. Insurance expense under these programs was $464,000, $213,000 and $249,000 for fiscal years 1994, 1993 and 1992, respectively.

     Pledge of Stock -- A portion of the shares of the Company's stock owned by MEDIQ is subject to exchange for outstanding MEDIQ debentures and a portion secures certain MEDIQ indebtedness.


J. STOCK OPTIONS

     The Company maintains a Stock Option Plan which includes an Incentive Stock Option Program and a Non-Qualified Stock Option Program. Incentive stock options may be granted to key employees, including the Company's officers, at the discretion of the Stock Option Plan Committee, until

                    NUTRAMAX PRODUCTS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

J. STOCK OPTIONS--(CONTINUED)

termination of the Plan. Non-qualified stock options may be granted to employees, non-employee directors, advisors and independent consultants at the discretion of the Committee. No options may be granted under the programs for a term in excess of five years from the date of grant. As of October 1, 1994, 331,520 stock options were exercisable under such plans. The stock option prices listed below represent the quoted market value of the common stock at dates of grant.

     A summary of stock option activity for the three years ended October 1, 1994 follows:


                                                                  NUMBER OF      OPTION PRICE
                                                                   SHARES         PER SHARE
                                                                  ---------  --------------------
September 30, 1991                                                  360,000  $4.00 $8.50
     Terminated                                                      (8,000) $6.00
     Exercised                                                       (7,000) $6.00
                                                                  ---------
September 30, 1992                                                  345,000  $4.00 $8.50
     Granted                                                         88,000  $12.25
     Exercised                                                      (70,000) $5.00 $8.50
                                                                  ---------
October 2, 1993                                                     363,000  $4.00 $12.25
     Granted                                                        515,000  $11.00 $12.00
     Exercised                                                      (27,000) $8.00 $12.00
                                                                  ---------
October 1, 1994                                                     851,000  $4.00 $12.25
                                                                  ---------
                                                                  ---------

K. MAJOR CUSTOMERS

     American Home Products, Inc. accounted for 17% of net sales in fiscal year 1994. No individual customer represented in excess of 10% of the Company's net sales for fiscal years 1993 and 1992, respectively.

                                    PART III

     The information required to be included herein has been incorporated herein by reference to the Registrant's proxy statement relating to the annual meeting of its stockholders scheduled to be held in March 1995.

                                    PART IV

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

     (A) (1) The response to this portion of Item 14 is submitted as a separate section of this report commencing on page 11.

     (A) (2) FINANCIAL STATEMENT SCHEDULES

Schedule V        Property, Plant and Equipment -- Cost
Schedule VI       Accumulated Depreciation, Depletion and Amortization of Property, Plant and
                  Equipment
Schedule VIII     Valuation and Qualifying Accounts and Reserves
Schedule X        Supplementary Income Statement Information

Other schedules are omitted because of the absence of conditions under which they are required.

     (A) (3) AND (C) EXHIBITS (numbered in accordance with Item 601 of Regulation S-K).

                                 EXHIBIT INDEX


EXHIBIT                                                                                           METHOD OF
NUMBER      DESCRIPTION                                                                             FILING
- ----------  -----------                                                                           ----------
 3(a)       Restated and Amended Certificate of Incorporation                                        (1)
 3(b)       Amendment, filed June 12, 1991, to the Company's Certificate of Incorporation            (1)
 3(c)       Amendment, filed March 5, 1992 to the Company's Certificate of Incorporation             (2)
 3(d)       By-Laws                                                                                  (1)
10(a)       Employment Agreement between the Company and Donald E. Lepone, dated November 28,        (3)
            1993
10(b)       Employment Agreement between the Company and Richard Zakin, dated January 1, 1994        (3)
10(c)       Employment Agreement between the Company and Gary A. LeDuc                               (4)
10(d)       Amendment to Employment Agreement, dated May 1, 1991, between the Company and Gary       (5)
            A. LeDuc
10(e)       Amendment No. 2 to Employment Agreement between the Company and Gary A. LeDuc            (6)
10(f)       Amendment No. 3 to Employment Agreement between the Company and Gary A. LeDuc            (3)
10(g)       Amendment No. 4 to Employment Agreement between the Company and Gary A. LeDuc            (3)
10(h)       1988 Stock Option Plan (adopted April 28, 1988)                                          (4)
10(i)       Amendment No. 1 to the 1988 Stock Option Plan                                            (2)
10(j)       Amendment No. 2 to the 1988 Stock Option Plan                                            (2)
10(k)       Amendment No. 3 to the 1988 Stock Option Plan                                            (2)
10(l)       Amendment No. 4 to the 1988 Stock Option Plan                                            (3)


EXHIBIT                                                                                           METHOD OF
NUMBER      DESCRIPTION                                                                             FILING
- ----------  -----------                                                                           ----------
10(m)       Tax Allocation/Sharing Agreement between the Company and MEDIQ Incorporated, dated       (1)
            July 25, 1990
10(n)       Lease Agreement, dated January 1, 1987, between The Aid-Pack Limited Partnership and     (7)
            Aid-Pack, Inc.
10(o)       Lease Extension Agreement, dated May 1, 1991, between The Aid-Pack Limited               (7)
            Partnership and the Company
10(p)       Registration Rights Agreement, dated July 1, 1991 between MEDIQ Incorporated and the     (8)
            Company
10(q)       Amendment to Registration Rights Agreement, dated July 1, 1991 among MEDIQ, MEDIQ        (6)
            Investment Services, Inc. and the Company
10(r)       Services Agreement, dated August 22, 1991 between MEDIQ Incorporated and the Company     (8)
10(s)       Revolving Credit and Security Agreement between the Company and State Street Bank        (6)
            and Trust Company
10(t)       Revolving Credit and Security Agreement between State Street Bank and Trust Company      (6)
10(u)       Agreement, dated November 12, 1993, by and among the Company, Taim Management Party,     (9)
            Ltd., Certified Corp., Powers Pharmaceutical Corporation and Chaim Liberman and
            Maurice Liberman
21          Subsidiaries of the Company                                                              (9)
23          Consent of Deloitte & Touche LLP, Independent Certified Public Accountants               (9)

- ------------------

(1) Filed as an Exhibit to the Company's Registration Statement on Form S-1 on July 5, 1991, and incorporated herein by reference.

(2) Filed as an Exhibit to the Company's Annual Report on Form 10-K for fiscal year 1992, and incorporated herein by reference.

(3) Filed herewith.

(4) Filed as an Exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1990, and incorporated herein by reference.

(5) Filed as an Exhibit to the Company's Registration Statement on Form S-3 on July 2, 1993, and incorporated herein by reference.

(6) Filed as an Exhibit to the Company's Annual Report on Form 10-K for fiscal 1993, and incorporated herein by reference.

(7) Filed as an Exhibit to Amendment No. 1 to the Company's Registration Statement on Form S-1 on August 15, 1991, and incorporated herein by reference.

(8) Filed as an Exhibit to the Company's Annual Report on Form 10-K for fiscal year 1991, and incorporated herein by reference.

(9) Filed as an Exhibit to the Company's Current Report on Form 8-K, dated December 21, 1993, and incorporated herein by reference.

     (B) REPORTS ON FORM 8-K: No reports on Form 8-K were filed during the fourth quarter of fiscal 1994.

                                   SIGNATURES

     Pursuant to requirements of Section 13 of 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: December 19, 1994                                  NUTRAMAX PRODUCTS, INC.

                                                          By: /s/ DONALD E. LEPONE
                                                               Donald E. Lepone, President
                                                               and Chief Executive Officer

                                                          By: /s/ ROBERT F. BURNS
                                                               Robert F. Burns, Vice
                                                               President, Treasurer and Chief
                                                               Financial Officer

     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons, which include at least a majority of the Board of Directors on behalf of the Registrant and in the capacities and on the dates indicated.


                SIGNATURE                   TITLE                                                DATE
- ------------------------------------------  ------------------------------------------  -----------------------
          /s/ BERNARD J. KORMAN             Chairman of the Board                             December 19, 1994
            Bernard J. Korman

          /s/ DONALD E. LEPONE              President, Chief Executive Officer and            December 19, 1994
             Donald E. Lepone               Director

          /s/ DONALD M. GLEKLEN             Director                                          December 19, 1994
            Donald M. Gleklen

        /s/ FREDERICK W. MCCARTHY           Director                                          December 19, 1994
          Frederick W. McCarthy

          /s/ DENNIS M. NEWNHAM             Director                                          December 19, 1994
            Dennis M. Newnham

         /s/ MICHAEL F. SANDLER             Director                                          December 19, 1994
            Michael F. Sandler

                            NUTRAMAX PRODUCTS, INC.
                                   SCHEDULE V
                         PROPERTY, PLANT AND EQUIPMENT
                        FISCAL YEARS 1994, 1993 AND 1992
                                 (IN THOUSANDS)


- ---------------------------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------------------------
                     COL. A.                         COL. B.       COL. C.      COL. D.       COL. E.       COL. F.
- ---------------------------------------------------------------------------------------------------------------------
                                                    BALANCE AT                                 OTHER      BALANCE AT
                                                   BEGINNING OF   ADDITIONS                 CHANGES-ADD     END OF
                   DESCRIPTION                        PERIOD       AT COST    RETIREMENTS    (DEDUCT)       PERIOD
- ---------------------------------------------------------------------------------------------------------------------
OCTOBER 1, 1994
Machinery and equipment                             $    8,970    $   2,908    $      --     $   6,806     $  18,684
Land, buildings and improvements                         2,328        1,544           --         3,520         7,392
Molds                                                    2,261            7           --            --         2,268
Furniture and fixtures                                     920          264           --            69         1,253
Vehicles                                                    27           --          (48)           62            41
                                                   ------------  -----------  -----------  -------------  -----------
                                                    $   14,506    $   4,723    $     (48)    $  10,457(1)  $  29,638
                                                   ------------  -----------  -----------  -------------  -----------
                                                   ------------  -----------  -----------  -------------  -----------
OCTOBER 2, 1993
Machinery and equipment                             $    7,467    $   1,243    $      (7)    $     267     $   8,970
Land, buildings and improvements                           772        1,445           (2)          113         2,328
Molds                                                    1,994          267           --            --         2,261
Furniture and fixtures                                     465          458          (32)           29           920
Vehicles                                                    13            7           --             7            27
                                                   ------------  -----------  -----------  -------------  -----------
                                                    $   10,711    $   3,420    $     (41)    $     416(2)  $  14,506
                                                   ------------  -----------  -----------  -------------  -----------
                                                   ------------  -----------  -----------  -------------  -----------
SEPTEMBER 30, 1992
Machinery and equipment                             $    5,126    $   2,347    $      (6)    $      --     $   7,467
Land, buildings and improvements                           547          225           --            --           772
Molds                                                    1,717          277           --            --         1,994
Furniture and fixtures                                     370          122          (27)           --           465
Vehicles                                                     3           10           --            --            13
                                                   ------------  -----------  -----------  -------------  -----------
                                                    $    7,763    $   2,981    $     (33)    $      --     $  10,711
                                                   ------------  -----------  -----------  -------------  -----------
                                                   ------------  -----------  -----------  -------------  -----------

- ------------------

(1) Represents additions from the acquisition of Powers.

(2) Represents additions from the acquisition of Optopics.

                            NUTRAMAX PRODUCTS, INC.
                                  SCHEDULE VI
          ACCUMULATED DEPRECIATION, DEPLETION, AND AMORTIZATION OF
                           PROPERTY, PLANT AND EQUIPMENT
                         FISCAL YEARS 1994, 1993 AND 1992
                                 (IN THOUSANDS)


- -------------------------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------------------------
                    COL. A.                        COL. B.       COL. C.      COL. D.       COL. E.       COL. F.
- -------------------------------------------------------------------------------------------------------------------
                                                                ADDITIONS
                                                  BALANCE AT   CHARGED TO                    OTHER      BALANCE AT
                                                 BEGINNING OF   COSTS AND                 CHANGES-ADD     END OF
                  DESCRIPTION                       PERIOD      EXPENSES    RETIREMENTS    (DEDUCT)       PERIOD
- -------------------------------------------------------------------------------------------------------------------
OCTOBER 1, 1994
Machinery and equipment                           $    2,872    $   1,634    $      --     $      --     $   4,506
Buildings and improvements                               533          340           --            --           873
Molds                                                  1,069          217           --            --         1,286
Furniture and fixtures                                   277          179           --            --           456
Vehicles                                                   7           20           (9)           --            18
                                                 ------------  -----------  -----------  -------------  -----------
                                                  $    4,758    $   2,390    $      (9)    $      --     $   7,139
                                                 ------------  -----------  -----------  -------------  -----------
OCTOBER 2, 1993
Machinery and equipment                           $    2,131    $     741    $      --     $      --     $   2,872
Buildings and improvements                               427          106           --            --           533
Molds                                                    849          220           --            --         1,069
Furniture and fixtures                                   183          106          (12)           --           277
Vehicles                                                   3            4           --            --             7
                                                 ------------  -----------  -----------  -------------  -----------
                                                  $    3,593    $   1,177    $     (12)    $      --     $   4,758
                                                 ------------  -----------  -----------  -------------  -----------
                                                 ------------  -----------  -----------  -------------  -----------
SEPTEMBER 30, 1992
Machinery and equipment                           $    1,570    $     564    $      (3)    $      --     $   2,131
Buildings and improvements                               348           79           --            --           427
Molds                                                    650          199           --            --           849
Furniture and fixtures                                   136           66          (19)           --           183
Vehicles                                                   2            1           --            --             3
                                                 ------------  -----------  -----------  -------------  -----------
                                                  $    2,706    $     909    $     (22)    $      --     $   3,593
                                                 ------------  -----------  -----------  -------------  -----------
                                                 ------------  -----------  -----------  -------------  -----------

                            NUTRAMAX PRODUCTS, INC.
                                 SCHEDULE VIII
                 VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
                        FISCAL YEARS 1994, 1993 AND 1992


- --------------------------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------------------------
                      COL. A                           COL. B       COL. C. - ADDITIONS       COL. D       COL. E
- --------------------------------------------------------------------------------------------------------------------
                                                                                   (1)
                                                     BALANCE AT   CHARGED TO   CHARGED TO                BALANCE AT
                                                    BEGINNING OF   COSTS AND      OTHER         (2)        END OF
                   DESCRIPTION                         PERIOD      EXPENSES     ACCOUNTS    DEDUCTIONS     PERIOD
- --------------------------------------------------------------------------------------------------------------------
YEAR ENDED OCTOBER 1, 1994:
    Allowance for doubtful accounts                  $  375,000    $ 337,000    $  73,000    $ (47,000)   $ 738,000
                                                    ------------  -----------  -----------  -----------  -----------
                                                    ------------  -----------  -----------  -----------  -----------
YEAR ENDED OCTOBER 2, 1993:
    Allowance for doubtful accounts                  $  275,000    $  83,000    $  17,000    $      --    $ 375,000
                                                    ------------  -----------  -----------  -----------  -----------
                                                    ------------  -----------  -----------  -----------  -----------
YEAR ENDED SEPTEMBER 30, 1992:
    Allowance for doubtful accounts                  $  128,000    $ 183,000    $      --    $ (36,000)   $ 275,000
                                                    ------------  -----------  -----------  -----------  -----------
                                                    ------------  -----------  -----------  -----------  -----------

- ------------------

(1) Includes allowance from acquisition of Optopics in 1993 and Powers in 1994.

(2) Represents accounts directly written-off net of recoveries.

                            NUTRAMAX PRODUCTS, INC.
                                   SCHEDULE X
                   SUPPLEMENTARY INCOME STATEMENT INFORMATION
                        FISCAL YEARS 1994, 1993 AND 1992


- --------------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------------
      COLUMN A                                                                      COLUMN B
- --------------------------------------------------------------------------------------------------------
                                                                           1994       1993       1992
                                                                         ---------  ---------  ---------
Repairs and maintenance                                                  $ 739,000  $ 274,000  $ 299,000
                                                                         ---------  ---------  ---------
                                                                         ---------  ---------  ---------